Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2014 RESULTS

Purchase, New York, October 22, 2014 – TAL International Group, Inc. (NYSE: TAL), one of the world’s largest lessors of intermodal freight containers and chassis, today reported results for the third quarter ended September 30, 2014.

Highlights:

•	TAL reported Adjusted pre-tax income of $1.47 per fully diluted common share for the third quarter of 2014.

•	TAL reported leasing revenues of $150.5 million for the third quarter of 2014, an increase of 4.2% from the third quarter of 2013.

•	TAL continues to achieve strong operational performance. Utilization increased 0.4% during the quarter and averaged 97.9% for the third quarter of 2014.

•	TAL announced a quarterly dividend of $0.72 per share payable on December 23, 2014 to shareholders of record as of December 2, 2014.

•
Effective as of September 1, 2014, TAL implemented a stock repurchase plan under its stock repurchase program. From September 1, 2014 through October 21, 2014, TAL repurchased 363,412 shares of its stock at an average price of $41.59 per share.

Financial Results

The following table depicts TAL’s selected key financial information for the three and nine months ended September 30, 2014 and 2013 (dollars in millions, except per share data):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Change	2014	2013	% Change
Adjusted pre-tax income(1)	$49.6	$53.8	(7.8%)	$146.0	$164.5	(11.2%)
Adjusted pre-tax income(1) per share	$1.47	$1.60	(8.1%)	$4.32	$4.88	(11.5%)
Leasing revenues	$150.5	$144.4	4.2%	$440.0	$422.4	4.2%
Adjusted EBITDA(1)	$145.7	$142.8	2.0%	$428.7	$429.3	(0.1%)
Adjusted net income(1)	$32.4	$34.9	(7.2%)	$95.6	$106.5	(10.2%)
Adjusted net income(1) per share	$0.96	$1.03	(6.8%)	$2.83	$3.16	(10.4%)
Net income	$32.6	$34.7	(6.1%)	$92.0	$110.1	(16.4%)
Net income per share	$0.97	$1.03	(5.8%)	$2.72	$3.27	(16.8%)
Note: All per share data is per fully diluted common share.

The Company focuses on adjusted pre-tax results since it considers gains and losses on interest rate swaps and the write-off of deferred financing costs to be unrelated to operating performance and since it does not expect to pay any significant income taxes for a number of years due to the availability of accelerated tax depreciation on its existing container fleet and anticipated future equipment purchases.

Operating Performance

“TAL achieved solid results in the third quarter of 2014,” commented Brian M. Sondey, President and CEO of TAL International. “We generated Adjusted pre-tax income of $1.47 per share, an increase of 1.4% from the second quarter of 2014. We also continued to generate a high level of returns, and we achieved an Adjusted pre-tax return on tangible equity(1) of 19.6% in the third quarter of 2014.”

“While our Adjusted pre-tax income per share increased sequentially from the second to the third quarter of 2014, it was down 8.1% from the third quarter of last year, mainly due to a decrease in our disposal gains. Our average used container selling prices were down nearly 20% compared to the third quarter of last year, reflecting the ongoing moderation of used container sale prices from the extreme peak levels reached in 2011. Our disposal gains also continue to be impacted by the shift in the mix of our disposals from original TAL containers to containers acquired from our customers through sale-leaseback transactions. There are relatively few original TAL containers currently reaching sale age due to our low level of procurement in the late 1990’s and early 2000’s, and we have supplemented our older fleet with sale-leaseback containers. These containers typically have been acquired for prices higher than the net book values of similarly-aged original TAL containers.”

“Demand for leased containers has been strong this year. Trade volumes have outperformed our customers’ expectations, and the market share shift from owned to leased containers continues. We have also benefited from a full summer peak season for the first time in several years, with cargo volumes, leasing demand and our net container pick-up activity remaining at a high level through the end of September. Our utilization increased 0.4% during the quarter to reach 98.1% as of September 30, 2014, and our utilization also currently stands at 98.1%.”

“While demand and pick-up volumes for leased containers have been strong in 2014, lease rates remain weak. New container prices and long-term interest rates remain at low levels, and low-cost financing for leasing companies remains widely available and continues to fuel aggressive competition for every deal. The low market lease rates limit the current profitability of our new investments and increase the rate pressure we face as we renegotiate expiring leases and remarket containers that have been returned to us."

"We have passed on an unusually large number of lease opportunities this year due to pricing and lease structuring concerns. But we also continue to actively invest in our fleet to ensure we remain our core customers’ supplier of choice and take advantage of the reasonable lease transactions that come to us due to our extensive supply capability, strong reputation for reliability and deep customer relationships. Year to date, we have purchased over $585 million of containers for delivery in 2014.”

Outlook

Mr. Sondey continued, “We expect leasing demand and our on-hire activity will cool as we head into the slower season of the year. Despite this, the supply and demand balance for containers should remain tight, and we expect our utilization to remain at a very high level.”

“In the fourth quarter, we will benefit from a full quarters’ leasing revenue on the large volume of containers picked up in the third quarter. We will also benefit from peak holiday revenue in our UK domestic storage business. However, we expect these benefits will be offset by a further reduction in disposal gains, and expect our Adjusted pretax income will remain steady from the third to the fourth quarter of 2014.”

“As we start to look forward into 2015, we see a mix of positive and negative market factors. The inventory of new and used containers in the market should remain low as we start 2015, and most of our customers and industry forecasters expect that trade growth will remain solidly positive next year. On the other hand, we expect that we will continue to face low market lease rates. Long-term interest rates remain exceptionally low, and recent decreases in steel prices in China will likely lead to a further drop in new container prices unless steel prices recover. Used container sale prices are also likely to drift lower.”

"In 2015, we will also start to face the expiration of high rate leases that were originated in 2010, though our high quality lease portfolio still provides multi-year lease rate protection for most of our equipment on-hire. The overall average remaining duration of our containers on long-term lease is 42 months and the average remaining duration for our 2010-2012 containers on long-term lease is 43 months."

“In this mixed environment, we expect that TAL will continue to experience a combination of strong utilization and decreasing average lease rates. Financially, we expect our Adjusted pretax income in 2015 will decrease slightly from our 2014 level, but we also expect our profitability will remain strong and expect to continue to generate attractive returns that are at the upper end of our industry.”

Dividend

TAL’s Board of Directors has approved and declared a $0.72 per share quarterly cash dividend on its issued and outstanding common stock, payable on December 23, 2014 to shareholders of record at the close of business on December 2, 2014. Based on the information available today, we believe this distribution will qualify as a return of capital rather than a taxable dividend for U.S. tax purposes. Investors should consult with a tax adviser to determine the proper tax treatment of this distribution.

Investors’ Webcast

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, October 23, 2014 to discuss its third quarter results. An archive of the Webcast will be available one hour after the live call through Friday, December 5, 2014. To access the live Webcast or archive, please visit the Company’s website at http://www.talinternational.com.

About TAL International Group, Inc.

TAL is one of the world's largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 230 third-party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL's fleet consists of approximately 1,368,000 containers and related equipment representing approximately 2,245,000 twenty-foot equivalent units (TEUs). This places TAL among the world's largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

John Burns
Senior Vice President and Chief Financial Officer
Investor Relations
(914) 697-2900

Important Cautionary Information Regarding Forward-Looking Statements

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 20, 2014.

The Company’s views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are non-GAAP measurements we believe are useful in evaluating our operating performance. The Company’s definition and calculation of Adjusted pre-tax income, Adjusted EBITDA, Adjusted net income, and Adjusted pre-tax return on tangible equity are outlined in the attached schedules.

Please see below for a detailed reconciliation of these financial measurements.
-Financial Tables Follow-

TAL INTERNATIONAL GROUP, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share data)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS:
Leasing equipment, net of accumulated depreciation and allowances of $1,020,199 and $910,713	$3,651,393	$3,414,904
Net investment in finance leases, net of allowances of $1,056 and $1,057	228,013	257,176
Equipment held for sale	48,929	58,042
Revenue earning assets	3,928,335	3,730,122
Unrestricted cash and cash equivalents	73,433	68,875
Restricted cash	29,478	29,126
Accounts receivable, net of allowances of $821 and $948	81,425	74,174
Goodwill	74,523	74,523
Deferred financing costs	27,358	29,087
Other assets	9,906	11,898
Fair value of derivative instruments	6,379	27,491
Total assets	$4,230,837	$4,045,296
LIABILITIES AND STOCKHOLDERS' EQUITY:
Equipment purchases payable	$68,228	$112,268
Fair value of derivative instruments	4,044	1,900
Accounts payable and other accrued expenses	53,382	63,022
Net deferred income tax liability	401,895	358,255
Debt	3,004,872	2,817,933
Total liabilities	3,532,421	3,353,378
Stockholders' equity:
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued	—	—
Common stock, $0.001 par value, 100,000,000 shares authorized, 37,006,283 and 36,858,778 shares issued respectively	37	37
Treasury stock, at cost, 3,187,843 and 3,011,843 shares	(45,225)	(37,535)
Additional paid-in capital	503,607	498,854
Accumulated earnings	238,766	220,492
Accumulated other comprehensive income	1,231	10,070
Total stockholders' equity	698,416	691,918
Total liabilities and stockholders' equity	$4,230,837	$4,045,296

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Income
(Dollars and shares in thousands, except earnings per share)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Leasing revenues:
Operating leases	$145,613	$139,994	$424,432	$410,352
Finance leases	4,441	3,868	14,118	10,118
Other revenues	470	582	1,464	1,944
Total leasing revenues	150,524	144,444	440,014	422,414

Equipment trading revenues	13,745	13,984	45,026	64,051
Equipment trading expenses	(12,032)	(11,977)	(39,450)	(55,082)
Trading margin	1,713	2,007	5,576	8,969

Net gain on sale of leasing equipment	870	4,293	6,427	22,580

Operating expenses:
Depreciation and amortization	57,198	52,321	165,238	151,470
Direct operating expenses	8,287	6,854	25,236	19,034
Administrative expenses	11,317	10,432	34,277	32,950
Provision for doubtful accounts	22	256	58	1,759
Total operating expenses	76,824	69,863	224,809	205,213
Operating income	76,283	80,881	227,208	248,750
Other expenses:
Interest and debt expense	26,695	27,105	81,202	84,291
Write-off of deferred financing costs	173	—	5,072	2,578
Net (gain) loss on interest rate swaps	(545)	295	410	(8,125)
Total other expenses	26,323	27,400	86,684	78,744
Income before income taxes	49,960	53,481	140,524	170,006
Income tax expense	17,343	18,820	48,534	59,949
Net income	$32,617	$34,661	$91,990	$110,057
Net income per common share—Basic	$0.97	$1.04	$2.74	$3.29
Net income per common share—Diluted	$0.97	$1.03	$2.72	$3.27
Cash dividends paid per common share	$0.72	$0.68	$2.16	$1.98
Weighted average number of common shares outstanding—Basic	33,594	33,486	33,607	33,480
Dilutive stock options and restricted stock	201	222	168	194
Weighted average number of common shares outstanding—Diluted	33,795	33,708	33,775	33,674

TAL INTERNATIONAL GROUP, INC.
Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$91,990	$110,057
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	165,238	151,470
Amortization of deferred financing costs	5,799	5,400
Amortization of net loss on terminated derivative instruments designated as cash flow hedges	1,751	2,296
Net (gain) on sale of leasing equipment	(6,427)	(22,580)
Net loss (gain) on interest rate swaps	410	(8,125)
Write-off of deferred financing costs	5,072	2,578
Deferred income taxes	48,533	59,836
Stock compensation charge	4,700	4,099
Changes in operating assets and liabilities:
Net equipment purchased for resale activity	(6,335)	(5,214)
Net realized gain (loss) on interest rate swaps terminated prior to their contractual maturities	7,408	(24,235)
Other changes in operating assets and liabilities	(16,485)	(17,123)
Net cash provided by operating activities	301,654	258,459
Cash flows from investing activities:
Purchases of leasing equipment and investments in finance leases	(547,555)	(534,884)
Proceeds from sale of equipment, net of selling costs	117,351	106,141
Cash collections on finance lease receivables, net of income earned	36,269	29,083
Other	(108)	—
Net cash (used in) investing activities	(394,043)	(399,660)
Cash flows from financing activities:
Purchases of treasury stock	(7,690)	—
Stock options exercised and stock related activity	(234)	(222)
Financing fees paid under debt facilities	(9,074)	(10,062)
Borrowings under debt facilities	1,225,935	803,207
Payments under debt facilities and capital lease obligations	(1,039,021)	(605,590)
(Increase) decrease in restricted cash	(352)	7,361
Common stock dividends paid	(72,617)	(66,300)
Net cash provided by financing activities	96,947	128,394
Net increase (decrease) in unrestricted cash and cash equivalents	$4,558	$(12,807)
Unrestricted cash and cash equivalents, beginning of period	68,875	65,843
Unrestricted cash and cash equivalents, end of period	$73,433	$53,036
Supplemental non-cash investing activities:
Equipment purchases payable	$68,228	$38,797

The following table sets forth TAL’s equipment fleet utilization(2) as of and for the quarter ended September 30, 2014:

Average and Ending Utilization for the Quarter Ended September 30, 2014
Average Utilization	Ending Utilization
97.9%	98.1%

(2) Utilization is computed by dividing TAL’s total units on lease (in cost equivalent units, or "CEUs") by the total units in TAL’s fleet (in CEUs) excluding new units not yet leased and off-hire units designated for sale.

The following table provides the composition of TAL’s equipment fleet as of September 30, 2014 (in units, TEUs and CEUs):

	September 30, 2014
	Equipment Fleet in Units			Equipment Fleet in TEUs
	Owned	Managed	Total	Owned	Managed	Total
Dry	1,175,240	16,185	1,191,425	1,902,960	28,384	1,931,344
Refrigerated	65,760	38	65,798	125,667	64	125,731
Special	55,747	1,185	56,932	101,376	2,019	103,395
Tank	9,542	—	9,542	9,542	—	9,542
Chassis	13,412	—	13,412	23,910	—	23,910
Equipment leasing fleet	1,319,701	17,408	1,337,109	2,163,455	30,467	2,193,922
Equipment trading fleet	30,645	—	30,645	50,915	—	50,915
Total	1,350,346	17,408	1,367,754	2,214,370	30,467	2,244,837
Percentage	98.7%	1.3%	100.0%	98.6%	1.4%	100.0%

	September 30, 2014
	Equipment Fleet in CEUs
	Owned	Managed	Total
Operating leases	2,429,825	26,462	2,456,287
Finance leases	210,250	831	211,081
Equipment trading fleet	109,757	—	109,757
Total	2,749,832	27,293	2,777,125
Percentage	99.0%	1.0%	100.0%

Non-GAAP Financial Measures

We use the terms "EBITDA", “Adjusted EBITDA”, "Adjusted pre-tax income", "Adjusted net income", and "Adjusted pre-tax return on tangible equity" throughout this press release.

EBITDA is defined as net income before interest and debt expense, income tax expense, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding gains and losses on interest rate swaps, plus principal payments on finance leases.

Adjusted pre-tax income is defined as income before income taxes as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted pre-tax income excludes gains and losses on interest rate swaps and the write-off of deferred financing costs. Adjusted net income is defined as net income further adjusted for the items discussed above, net of income tax.

Adjusted pre-tax return on tangible equity is defined as the current quarter's Annualized adjusted pre-tax income divided by an average adjusted tangible equity. Adjusted tangible equity is defined as total stockholders' equity plus net deferred income tax liability and the net fair value of derivative instruments less goodwill.

EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are not presentations made in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with U.S. GAAP, including net income, or net cash from operating activities.

We believe that EBITDA, Adjusted EBITDA, Adjusted pre-tax income, Adjusted net income, and Adjusted pre-tax return on tangible equity are useful to an investor in evaluating our operating performance because:

-- these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense, depreciation and amortization, and gains and losses on interest rate swaps, which can vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired;

-- these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future; and

-- these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2014 and 2013. We have provided reconciliations of income before income taxes and net income, the most directly comparable U.S. GAAP measures, to Adjusted pre-tax income and Adjusted net income in the tables below for the three and nine months ended September 30, 2014 and 2013.

We have also provided a reconciliation of Adjusted pre-tax return on tangible equity in the tables below for the current quarter.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of EBITDA and Adjusted EBITDA (Dollars in Thousands)
	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	2014	2013	2014	2013
Net income	$32,617	$34,661	$91,990	$110,057
Add:
Depreciation and amortization	57,198	52,321	165,238	151,470
Interest and debt expense	26,695	27,105	81,202	84,291
Write-off of deferred financing costs	173	—	5,072	2,578
Income tax expense	17,343	18,820	48,534	59,949
EBITDA	134,026	132,907	392,036	408,345
Add:
Net (gain) loss on interest rate swaps	(545)	295	410	(8,125)
Principal payments on finance lease	12,169	9,637	36,269	29,083
Adjusted EBITDA	$145,650	$142,839	$428,715	$429,303

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Income and Adjusted Net Income (Dollars and Shares in Thousands, Except Per Share Data)
	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	2014	2013	2014	2013
Income before income taxes	$49,960	$53,481	$140,524	$170,006
Add:
Write-off of deferred financing costs	173	—	5,072	2,578
Net (gain) loss on interest rate swaps	(545)	295	410	(8,125)
Adjusted pre-tax income	$49,588	$53,776	$146,006	$164,459
Adjusted pre-tax income per fully diluted common share	$1.47	$1.60	$4.32	$4.88
Weighted average number of common shares outstanding—Diluted	33,795	33,708	33,775	33,674

	Three Months Ended September 30, 2014		Nine Months Ended September 30, 2014
	2014	2013	2014	2013
Net income	$32,617	$34,661	$91,990	$110,057
Add:
Write-off of deferred financing costs, net of tax(a)	107	—	3,320	1,668
Net loss (gain) on interest rate swaps, net of tax(a)	(356)	189	269	(5,259)
Adjusted net income(a)	$32,368	$34,850	$95,579	$106,466
Adjusted net income per fully diluted common share	$0.96	$1.03	$2.83	$3.16
Weighted average number of common shares outstanding—Diluted	33,795	33,708	33,775	33,674

(a) The differences between Adjusted net income and reported net income in the three and nine months ended September 30, 2014 and 2013 were due to net losses and gains on interest rate swaps and the write-off of deferred financing costs. TAL uses interest rate swaps to synthetically fix the interest rates for most of its floating rate debt so that the duration of the fixed interest rates more closely matches the expected duration of TAL’s lease portfolio.

TAL INTERNATIONAL GROUP, INC. Non-GAAP Reconciliations of Adjusted Pre-tax Return on Tangible Equity (Dollars and Shares in Thousands, Except Per Share Data)
	Balance as of September 30, 2014	Balance as of June 30, 2014
Total stockholders' equity	$698,416	$695,237
Net deferred income tax liability	401,895	383,727
Net fair value of derivative instruments (asset)	(2,335)	(8,573)
Goodwill	(74,523)	(74,523)
Total adjusted tangible equity	$1,023,453	$995,868
Average adjusted tangible equity(a)	$1,009,661
Adjusted pre-tax income (for the current three months ended)	49,588
Annualized adjusted pre-tax income (Adjusted pre-tax income * 4)	$198,352
Adjusted pre-tax return on tangible equity	19.6%

(a) Calculated by taking the average of the current quarter's and the prior quarter's ending total adjusted tangible equity.